          UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
     WASHINGTON, D.C.  20549

           FORM N-17f-2

     Certificate of Accounting of
       Securities and Similar
    Investments in the Custody of
   Management Investment Companies
 Pursuant to Rule 17f-2 [17 CFR 270.17F-2]


------------------------------------------------------------------------------------------------------------------------------------
  1. Investment Company Act File Number:                                                Date examination completed:

     811-03313, 811-05309, 811-07687                                                    May 15, 2000
------------------------------------------------------------------------------------------------------------------------------------
  2. State identification Number:

           (See attached Exhibit A - State Registration
           Report for a list of portfolios and classes)





      ------------------------------------------------------------------------------------------------------------------------------
      Other (specify): N/A -
      ------------------------------------------------------------------------------------------------------------------------------
  3. Exact name of investment company as specified in registration statement:

     First American Funds Inc.
     First American Investments Fund Inc.
     First American Strategy Funds Inc.
------------------------------------------------------------------------------------------------------------------------------------
  4. Address of principal executive office (number, street, city, state, zip code):

     601 Second Ave South
     Minneapolis, MN 55402
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

     THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-91)

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 09/01/99 @ 14:01:29

GROUP: SEI-F
   Acct Ref: FAF

FUND NAMES                                                                    FUND CODE  AK AL AR AZ CA CO CT DC DE FL GA GU HI IA
First American Funds, Inc. (Minnesota Exemption)                              |FA-EX    |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Prime Obligations Fund - Class A (fka Retail Class A)                    |FA01A    | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Prime Obligations Fund - Class B (fka Retail Class B)                    |FA01B    | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Prime Obligations Fund - Class C                                         |FA01C    | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Prime Obligations Fund - Class Y (fka Class C)                           |FA01I    |  |  |  | X| X| X| X| X|  | X| X|  | X| X|
Original SEC effective date 3-1-90                                            |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Treasury Obligations Fund - Class A (f/k/a Treasury                      |FA02A    | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
Obligations Fund) - Class A SEC effective 10-8-97                             |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Treasury Obligations Fund - CL. B Reg in NE & NH only                    |FA02B    |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Treasury Obligations Fund - CL. C Reg in NE & NH only                    |FA02C    |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Treasury Obligations Fund - Class D                                      |FA02D    |  |  |  |  |  |  |  | X|  | X|  |  |  |  |
Sales are Blue Sky exempt                                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Treasury Obligations Fund - Class Y (fka Class C)                        |FA02I    |  |  |  | X| X| X|  | X|  | X| X|  |  |  |
SEC effective date 3-1-90                                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Government Obligations Fund - Class A                                    |FA03A    | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
SEC effective 4-21-98                                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Government Obligations Fund - Class D                                    |FA03D    |  |  |  |  |  |  |  | X|  | X|  |  |  |  |
Sales are Blue Sky exempt                                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Government Obligations Fund - Class Y (fka Class C)                      |FA03I    |  |  |  | X| X| X|  | X|  | X| X|  |  |  |
SEC effective 3-1-90                                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Tax Free Obligations Fund - Class A                                      |FA04A    | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
SEC effective 10-8-97                                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Tax Free Obligations Fund - Cl.B Reg in NE & NH only                     |FA04B    |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FUND NAMES                                                                    FUND CODE  ID IL IN KS KY LA MA MD ME MI MN MO MS
First American Funds, Inc. (Minnesota Exemption)                              |FA-EX    |  |  |  |  |  |  |  |  |  |  |  |  |  |
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Prime Obligations Fund - Class A (fka Retail Class A)                    |FA01A    | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Prime Obligations Fund - Class B (fka Retail Class B)                    |FA01B    | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Prime Obligations Fund - Class C                                         |FA01C    | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Prime Obligations Fund - Class Y (fka Class C)                           |FA01I    | X| X| X| X|  |  | X| X|  |  | X| X|  |
Original SEC effective date 3-1-90                                            |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Treasury Obligations Fund - Class A (f/k/a Treasury                      |FA02A    | X| X| X| X| X| X| X| X| X| X| X| X| X|
Obligations Fund) - Class A SEC effective 10-8-97                             |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Treasury Obligations Fund - CL. B Reg in NE & NH only                    |FA02B    |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Treasury Obligations Fund - CL. C Reg in NE & NH only                    |FA02C    |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Treasury Obligations Fund - Class D                                      |FA02D    |  |  |  |  |  |  |  |  |  |  |  |  |  |
Sales are Blue Sky exempt                                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Treasury Obligations Fund - Class Y (fka Class C)                        |FA02I    |  | X| X|  |  |  | X| X|  |  | X| X|  |
SEC effective date 3-1-90                                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Government Obligations Fund - Class A                                    |FA03A    | X| X| X| X| X| X| X| X| X| X| X| X| X|
SEC effective 4-21-98                                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Government Obligations Fund - Class D                                    |FA03D    |  |  |  |  |  |  |  |  |  |  |  |  |  |
Sales are Blue Sky exempt                                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Government Obligations Fund - Class Y (fka Class C)                      |FA03I    |  | X|  |  |  |  | X|  |  |  | X|  |  |
SEC effective 3-1-90                                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Tax Free Obligations Fund - Class A                                      |FA04A    | X| X| X| X| X| X| X| X| X| X| X| X| X|
SEC effective 10-8-97                                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Tax Free Obligations Fund - Cl.B Reg in NE & NH only                     |FA04B    |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |


PAGE: 1

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 09/01/99 @ 14:01:29

GROUP: SEI-F
   Acct Ref: FAF

FUND NAMES                                                                    FUND CODE  MT NC ND NE NH NJ NM NV NY OH OK OR PA PR
First American Funds, Inc. (Minnesota Exemption)                              |FA-EX    |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Prime Obligations Fund - Class A (fka Retail Class A)                    |FA01A    | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Prime Obligations Fund - Class B (fka Retail Class B)                    |FA01B    | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Prime Obligations Fund - Class C                                         |FA01C    | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Prime Obligations Fund - Class Y (fka Class C)                           |FA01I    | X| X| X| X| X| X| X|  | X| X| X| X| X|  |
Original SEC effective date 3-1-90                                            |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Treasury Obligations Fund - Class A (f/k/a Treasury                      |FA02A    | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
Obligations Fund) - Class A SEC effective 10-8-97                             |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Treasury Obligations Fund - CL. B Reg in NE & NH only                    |FA02B    |  |  |  | X| X|  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Treasury Obligations Fund - CL. C Reg in NE & NH only                    |FA02C    |  |  |  | X| X|  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Treasury Obligations Fund - Class D                                      |FA02D    |  |  |  |  |  | X|  |  |  |  |  |  |  |  |
Sales are Blue Sky exempt                                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Treasury Obligations Fund - Class Y (fka Class C)                        |FA02I    | X| X| X| X| X| X|  |  |  | X|  | X| X|  |
SEC effective date 3-1-90                                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Government Obligations Fund - Class A                                    |FA03A    | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
SEC effective 4-21-98                                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Government Obligations Fund - Class D                                    |FA03D    |  | X|  |  |  | X|  |  |  |  |  |  | X|  |
Sales are Blue Sky exempt                                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Government Obligations Fund - Class Y (fka Class C)                      |FA03I    | X| X| X| X| X| X|  |  |  | X|  | X| X|  |
SEC effective 3-1-90                                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Tax Free Obligations Fund - Class A                                      |FA04A    | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
SEC effective 10-8-97                                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Tax Free Obligations Fund - Cl.B Reg in NE & NH only                     |FA04B    |  |  |  | X| X|  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FUND NAMES                                                                    FUND CODE  RI SC SD TN TX UT VA VI VT WA WI WV WY
First American Funds, Inc. (Minnesota Exemption)                              |FA-EX    |  |  |  |  |  |  |  | X|  |  |  |  |  |
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Prime Obligations Fund - Class A (fka Retail Class A)                    |FA01A    | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Prime Obligations Fund - Class B (fka Retail Class B)                    |FA01B    | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Prime Obligations Fund - Class C                                         |FA01C    | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Prime Obligations Fund - Class Y (fka Class C)                           |FA01I    | X|  | X|  | X| X| X| X|  | X| X| X| X|
Original SEC effective date 3-1-90                                            |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Treasury Obligations Fund - Class A (f/k/a Treasury                      |FA02A    | X| X| X| X| X| X| X| X| X| X| X| X| X|
Obligations Fund) - Class A SEC effective 10-8-97                             |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Treasury Obligations Fund - CL. B Reg in NE & NH only                    |FA02B    |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Treasury Obligations Fund - CL. C Reg in NE & NH only                    |FA02C    |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Treasury Obligations Fund - Class D                                      |FA02D    |  |  |  |  |  |  |  | X|  |  |  |  |  |
Sales are Blue Sky exempt                                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Treasury Obligations Fund - Class Y (fka Class C)                        |FA02I    |  |  | X|  | X| X| X| X|  |  | X|  | X|
SEC effective date 3-1-90                                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Government Obligations Fund - Class A                                    |FA03A    | X| X| X| X| X| X| X| X| X| X| X| X| X|
SEC effective 4-21-98                                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Government Obligations Fund - Class D                                    |FA03D    |  |  |  |  |  |  | X| X|  |  |  |  |  |
Sales are Blue Sky exempt                                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Government Obligations Fund - Class Y (fka Class C)                      |FA03I    |  |  | X|  | X| X| X| X|  |  | X| X| X|
SEC effective 3-1-90                                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Tax Free Obligations Fund - Class A                                      |FA04A    | X| X| X| X| X| X| X| X| X| X| X| X| X|
SEC effective 10-8-97                                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Tax Free Obligations Fund - Cl.B Reg in NE & NH only                     |FA04B    |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |


PAGE: 1

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 09/01/99 @ 14:01:29

GROUP: SEI-F
   Acct Ref: FAF

FUND NAMES                                                                    FUND CODE  AK AL AR AZ CA CO CT DC DE FL GA GU HI IA
FA - Tax Free Obligations Fund - Class Y (fka Class C)                        |FA04C    |  |  |  | X| X| X|  | X|  | X| X| X|  |  |
SEC effective 1-9-95                                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Tax Free Obligations Fund - Class D                                      |FA04D    |  |  |  |  |  |  |  | X|  | X|  | X|  |  |
Sales are Blue Sky exempt                                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Tax Free Obligations Fund - Cl. C Reg in NE & NH only                    |FA04Y    |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

First American Investment Funds, Inc. (Minnesota Exemption)                   |FAI-EX   |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Tax Free Fund - Class A                                   |FAI01A   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Intermediate Tax Free Fund - Retail Class A)                           |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Tax Free Fund - Cl. C Reg in NE & NH only                 |FAI01C   |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Tax Free Fund - Class Y                                   |FAIO1I   |  |  |  | X| X| X|  | X|  | X|  |  | X|  |
(f/k/a Intermediate Tax Free Fund - Class C)                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Minnesota Intermediate Tax Free Fund - Class A                         |FAI02A   |  |  |  |  |  | X|  | X|  |X |  |  |  |  |
(f/k/a MN Insured Intermediate Tax Free Fund - Class A)                       |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Minnesota Intermediate Tax Free Fund - Cl. C                           |FAI02C   |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
Reg NE & NH only *NO TA CODE/INACTIVE Fund per SEI 2/26/99                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Minnesota Intermediate Tax Free Fund - Class Y                         |FAI02I   |  |  |  |  |  | X|  | X|  | X|  |  |  |  |
(f/k/a MN Insured Intermediate Tax Free Fund - Class C)                       |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Colorado Intermediate Tax Free Fund - Class A                          |FAI03A   |  |  |  |  |  | X|  | X|  | X|  |  |  |  |
(f/k/a Colorado Intermediate Tax Free Fund - Retail Class A)                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Colorado Intermediate Tax Free Fund - Class C                          |FAI03C   |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
reg. in NH and NE only                                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Colorado Intermediate Tax Free Fund - Class Y                          |FAI03I   |  |  |  |  |  | X|  | X|  | X|  |  |  |  |
(f/k/a Colorado Intermediate Tax Free Fund - Class C)                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Limited Term Income Fund - Class A                                     |FAI04A   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Limited Term Income Fund - Retail Class A)                             |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Limited Term Income Fund - Cl. B Reg in NE & NH Only                   |FAI04B   |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FUND NAMES                                                                    FUND CODE  ID IL IN KS KY LA MA MD ME MI MN MO MS
FA - Tax Free Obligations Fund - Class Y (fka Class C)                        |FA04C    |  | X| X|  |  |  |  |  |  |  | X|  |  |
SEC effective 1-9-95                                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Tax Free Obligations Fund - Class D                                      |FA04D    |  |  |  |  |  |  |  |  |  |  |  |  |  |
Sales are Blue Sky exempt                                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Tax Free Obligations Fund - Cl. C Reg in NE & NH only                    |FA04Y    |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

First American Investment Funds, Inc. (Minnesota Exemption)                   |FAI-EX   |  |  |  |  |  |  |  |  |  |  |  |  |  |
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Tax Free Fund - Class A                                   |FAI01A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Intermediate Tax Free Fund - Retail Class A)                           |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Tax Free Fund - Cl. C Reg in NE & NH only                 |FAI01C   |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Tax Free Fund - Class Y                                   |FAIO1I   |  | X|  |  |  |  |  |  |  |  | X| X|  |
(f/k/a Intermediate Tax Free Fund - Class C)                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Minnesota Intermediate Tax Free Fund - Class A                         |FAI02A   |  |  |  |  | X| X|  |  |  |  | X|  |  |
(f/k/a MN Insured Intermediate Tax Free Fund - Class A)                       |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Minnesota Intermediate Tax Free Fund - Cl. C                           |FAI02C   |  |  |  |  |  |  |  |  |  |  |  |  |  |
Reg NE & NH only *NO TA CODE/INACTIVE Fund per SEI 2/26/99                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Minnesota Intermediate Tax Free Fund - Class Y                         |FAI02I   |  |  |  |  |  |  |  |  |  |  | X|  |  |
(f/k/a MN Insured Intermediate Tax Free Fund - Class C)                       |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Colorado Intermediate Tax Free Fund - Class A                          |FAI03A   |  |  |  |  | X| X|  |  |  |  | X| X|  |
(f/k/a Colorado Intermediate Tax Free Fund - Retail Class A)                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Colorado Intermediate Tax Free Fund - Class C                          |FAI03C   |  |  |  |  |  |  |  |  |  |  |  |  |  |
reg. in NH and NE only                                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Colorado Intermediate Tax Free Fund - Class Y                          |FAI03I   |  |  |  |  |  |  |  |  |  |  | X| X|  |
(f/k/a Colorado Intermediate Tax Free Fund - Class C)                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Limited Term Income Fund - Class A                                     |FAI04A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Limited Term Income Fund - Retail Class A)                             |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Limited Term Income Fund - Cl. B Reg in NE & NH Only                   |FAI04B   |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |


PAGE: 2

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 09/01/99 @ 14:01:29

GROUP: SEI-F
   Acct Ref: FAF

FUND NAMES                                                                    FUND CODE  MT NC ND NE NH NJ NM NV NY OH OK OR PA PR
FA - Tax Free Obligations Fund - Class Y (fka Class C)                        |FA04C    | X| X| X| X| X| X|  |  |  | X|  | X| X|  |
SEC effective 1-9-95                                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Tax Free Obligations Fund - Class D                                      |FA04D    |  |  |  |  |  | X|  |  |  |  |  |  |  |  |
Sales are Blue Sky exempt                                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Tax Free Obligations Fund - Cl. C Reg in NE & NH only                    |FA04Y    |  |  |  | X| X|  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

First American Investment Funds, Inc. (Minnesota Exemption)                   |FAI-EX   |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Tax Free Fund - Class A                                   |FAI01A   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Intermediate Tax Free Fund - Retail Class A)                           |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Tax Free Fund - Cl. C Reg in NE & NH only                 |FAI01C   |  |  |  | X| X| X|  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Tax Free Fund - Class Y                                   |FAIO1I   | X| X| X|  |  | X|  |  | X|  |  |  | X|  |
(f/k/a Intermediate Tax Free Fund - Class C)                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Minnesota Intermediate Tax Free Fund - Class A                         |FAI02A   |  |  |  | X| X| X|  |  | X|  |  | X| X|  |
(f/k/a MN Insured Intermediate Tax Free Fund - Class A)                       |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Minnesota Intermediate Tax Free Fund - Cl. C                           |FAI02C   |  |  |  | X| X| X|  |  |  |  |  |  |  |  |
Reg NE & NH only *NO TA CODE/INACTIVE Fund per SEI 2/26/99                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Minnesota Intermediate Tax Free Fund - Class Y                         |FAI02I   |  |  |  |  |  | X|  |  | X|  |  |  | X|  |
(f/k/a MN Insured Intermediate Tax Free Fund - Class C)                       |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Colorado Intermediate Tax Free Fund - Class A                          |FAI03A   |  |  |  | X| X| X|  |  | X|  |  | X| X|  |
(f/k/a Colorado Intermediate Tax Free Fund - Retail Class A)                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Colorado Intermediate Tax Free Fund - Class C                          |FAI03C   |  |  |  | X| X| X|  |  |  |  |  |  |  |  |
reg. in NH and NE only                                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Colorado Intermediate Tax Free Fund - Class Y                          |FAI03I   |  |  |  |  |  | X|  |  | X|  |  |  | X|  |
(f/k/a Colorado Intermediate Tax Free Fund - Class C)                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Limited Term Income Fund - Class A                                     |FAI04A   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Limited Term Income Fund - Retail Class A)                             |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Limited Term Income Fund - Cl. B Reg in NE & NH Only                   |FAI04B   |  |  |  | X| X| X|  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FUND NAMES                                                                    FUND CODE  RI SC SD TN TX UT VA VI VT WA WI WV WY
FA - Tax Free Obligations Fund - Class Y (fka Class C)                        |FA04C    |  |  | X|  | X| X| X| X|  |  | X|  | X|
SEC effective 1-9-95                                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Tax Free Obligations Fund - Class D                                      |FA04D    |  |  |  |  |  |  |  | X|  |  |  |  |  |
Sales are Blue Sky exempt                                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Tax Free Obligations Fund - Cl. C Reg in NE & NH only                    |FA04Y    |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

First American Investment Funds, Inc. (Minnesota Exemption)                   |FAI-EX   |  |  |  |  |  |  |  | X|  |  |  |  |  |
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Tax Free Fund - Class A                                   |FAI01A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Intermediate Tax Free Fund - Retail Class A)                           |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Tax Free Fund - Cl. C Reg in NE & NH only                 |FAI01C   |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Tax Free Fund - Class Y                                   |FAIO1I   |  |  | X|  | X|  | X| X|  |  | X| X| X|
(f/k/a Intermediate Tax Free Fund - Class C)                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Minnesota Intermediate Tax Free Fund - Class A                         |FAI02A   |  |  |  |  |  | X|  | X|  |  |  | X| X|
(f/k/a MN Insured Intermediate Tax Free Fund - Class A)                       |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Minnesota Intermediate Tax Free Fund - Cl. C                           |FAI02C   |  |  |  |  |  |  |  |  |  |  |  |  |  |
Reg NE & NH only *NO TA CODE/INACTIVE Fund per SEI 2/26/99                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Minnesota Intermediate Tax Free Fund - Class Y                         |FAI02I   |  |  |  |  |  |  |  | X|  |  |  | X| X|
(f/k/a MN Insured Intermediate Tax Free Fund - Class C)                       |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Colorado Intermediate Tax Free Fund - Class A                          |FAI03A   |  |  |  |  |  | X|  | X|  |  |  | X| X|
(f/k/a Colorado Intermediate Tax Free Fund - Retail Class A)                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Colorado Intermediate Tax Free Fund - Class C                          |FAI03C   |  |  |  |  |  |  |  |  |  |  |  |  |  |
reg. in NH and NE only                                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Colorado Intermediate Tax Free Fund - Class Y                          |FAI03I   |  |  |  |  |  |  |  | X|  |  |  | X| X|
(f/k/a Colorado Intermediate Tax Free Fund - Class C)                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Limited Term Income Fund - Class A                                     |FAI04A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Limited Term Income Fund - Retail Class A)                             |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Limited Term Income Fund - Cl. B Reg in NE & NH Only                   |FAI04B   |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |


PAGE: 2

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 09/01/99 @ 14:01:29

GROUP: SEI-F
   Acct Ref: FAF

FUND NAMES                                                                    FUND CODE  AK AL AR AZ CA CO CT DC DE FL GA GU HI IA
FAIF - Limited Term Income Fund - Cl C Reg in NE & NH Only                    |FAI04C   |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Limited Term Income Fund - Class Y                                     |FAI04I   |  |  |  | X| X| X|  | X|  | X| X|  | X|  |
(f/k/a Limited Term Income Fund - Class C)                                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Term Income Fund - Class A                                |FAI05A   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Intermediate Term Income Fund - Retail Class A)                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Term Income Fund - Cl B Reg NE & NH Only                  |FAI05B   |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Term Income Fund - Cl C Reg NE & NH Only                  |FAI05C   |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate - Term Income Fund - Class Y                              |FAI05I   |  |  |  | X| X| X|  | X|  | X| X|  | X|  |
(f/k/a Intermediate - Term Income Fund - Class C)                             |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Fixed Income Fund - Class A                                            |FAI06A   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Fixed Income Fund - Retail Class A)                                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Fixed Income Fund - Class B                                            |FAI06B   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Fixed Income Fund - Retail Class B)                                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Fixed Income Fund - Class C                                            |FAI06C   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Fixed Income Fund - Class Y                                            |FAI06I   |  |  |  | X| X| X|  | X|  | X| X|  | X|  |
(f/k/a Fixed Income Fund - Class C)                                           |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Government Bond Fund - Class A                            |FAI07A   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Intermediate Government Bond Fund - Retail Class A)                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Government Bond Fund - Cl B Reg NE & NH                   |FAI07B   |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
ONLY **NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Government Bond Fund - Cl C Reg NE & NH                   |FAI07C   |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
Only **NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Government Bond Fund - Class Y                            |FAI07I   |  |  |  | X| X| X|  | X|  | X|  |  | X|  |
(f/k/a Intermediate Government Bond Fund - Class C)                           |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Large Cap Value Fund - Class A                                         |FAI08A   |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
(f/k/a Stock Fund - Class A)                                                  |         | X| X| X| X| X| X| X| X| X| X| X|  | X| X|

FUND NAMES                                                                    FUND CODE  ID IL IN KS KY LA MA MD ME MI MN MO MS
FAIF - Limited Term Income Fund - Cl C Reg in NE & NH Only                    |FAI04C   |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Limited Term Income Fund - Class Y                                     |FAI04I   |  | X|  |  |  |  |  |  |  |  | X| X|  |
(f/k/a Limited Term Income Fund - Class C)                                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Term Income Fund - Class A                                |FAI05A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Intermediate Term Income Fund - Retail Class A)                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Term Income Fund - Cl B Reg NE & NH Only                  |FAI05B   |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Term Income Fund - Cl C Reg NE & NH Only                  |FAI05C   |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate - Term Income Fund - Class Y                              |FAI05I   |  | X|  |  |  |  |  |  |  |  | X| X|  |
(f/k/a Intermediate - Term Income Fund - Class C)                             |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Fixed Income Fund - Class A                                            |FAI06A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Fixed Income Fund - Retail Class A)                                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Fixed Income Fund - Class B                                            |FAI06B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Fixed Income Fund - Retail Class B)                                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Fixed Income Fund - Class C                                            |FAI06C   | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Fixed Income Fund - Class Y                                            |FAI06I   |  | X|  |  |  |  |  |  |  |  | X| X|  |
(f/k/a Fixed Income Fund - Class C)                                           |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Government Bond Fund - Class A                            |FAI07A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Intermediate Government Bond Fund - Retail Class A)                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Government Bond Fund - Cl B Reg NE & NH                   |FAI07B   |  |  |  |  |  |  |  |  |  |  |  |  |  |
ONLY **NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Government Bond Fund - Cl C Reg NE & NH                   |FAI07C   |  |  |  |  |  |  |  |  |  |  |  |  |  |
Only **NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Government Bond Fund - Class Y                            |FAI07I   |  | X|  |  |  |  |  |  |  |  | X| X|  |
(f/k/a Intermediate Government Bond Fund - Class C)                           |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Large Cap Value Fund - Class A                                         |FAI08A   |  |  |  |  |  |  |  |  |  |  |  |  |  |
(f/k/a Stock Fund - Class A)                                                  |         | X| X| X| X| X| X| X| X| X| X| X| X| X|


PAGE: 3

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 09/01/99 @ 14:01:29

GROUP: SEI-F
   Acct Ref: FAF

FUND NAMES                                                                    FUND CODE  MT NC ND NE NH NJ NM NV NY OH OK OR PA PR
FAIF - Limited Term Income Fund - Cl C Reg in NE & NH Only                    |FAI04C   |  |  |  | X| X| X|  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Limited Term Income Fund - Class Y                                     |FAI04I   | X| X| X|  |  | X|  |  | X|  |  |  | X|  |
(f/k/a Limited Term Income Fund - Class C)                                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Term Income Fund - Class A                                |FAI05A   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Intermediate Term Income Fund - Retail Class A)                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Term Income Fund - Cl B Reg NE & NH Only                  |FAI05B   |  |  |  | X| X| X|  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Term Income Fund - Cl C Reg NE & NH Only                  |FAIO5C   |  |  |  | X| X| X|  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate - Term Income Fund - Class Y                              |FAI05I   | X| X| X|  |  | X|  |  | X|  |  |  | X|  |
(f/k/a Intermediate - Term Income Fund - Class C)                             |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Fixed Income Fund - Class A                                            |FAI06A   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Fixed Income Fund - Retail Class A)                                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Fixed Income Fund - Class B                                            |FAI06B   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Fixed Income Fund - Retail Class B)                                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Fixed Income Fund - Class C                                            |FAI06C   | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Fixed Income Fund - Class Y                                            |FAI06I   | X| X| X|  |  | X|  |  | X|  |  |  | X|  |
(f/k/a Fixed Income Fund - Class C)                                           |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Government Bond Fund - Class A                            |FAI07A   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Intermediate Government Bond Fund - Retail Class A)                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Government Bond Fund - Cl B Reg NE & NH                   |FAI07B   |  |  |  | X| X| X|  |  |  |  |  |  |  |  |
Only **NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Government Bond Fund - Cl C Reg NE & N                    |FAI07C   |  |  |  | X| X| X|  |  |  |  |  |  |  |  |
Only **NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Government Bond Fund - Class Y                            |FAI07I   | X| X| X|  |  | X|  |  | X|  |  |  | X|  |
(f/k/a Intermediate Government Bond Fund - Class C)                           |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Large Cap Value Fund - Class A                                         |FAI08A   | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Stock Fund - Class A)                                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FUND NAMES                                                                    FUND CODE  RI SC SD TN TX UT VA VI VT WA WI WV WY
FAIF - Limited Term Income Fund - Cl C Reg in NE & NH Only                    |FAI04C   |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Limited Term Income Fund - Class Y                                     |FAI04I   |  | X| X|  | X|  | X| X|  |  | X| X| X|
(f/k/a Limited Term Income Fund - Class C)                                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Term Income Fund - Class A                                |FAI05A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Intermediate Term Income Fund - Retail Class A)                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Term Income Fund - Cl B Reg NE & NH Only                  |FAI05B   |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Term Income Fund - Cl C Reg NE & NH Only                  |FAIO5C   |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate - Term Income Fund - Class Y                              |FAI05I   |  | X| X|  | X|  | X| X|  |  | X| X| X|
(f/k/a Intermediate - Term Income Fund - Class C)                             |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Fixed Income Fund - Class A                                            |FAI06A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Fixed Income Fund - Retail Class A)                                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Fixed Income Fund - Class B                                            |FAI06B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Fixed Income Fund - Retail Class B)                                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Fixed Income Fund - Class C                                            |FAI06C   | X| X| X| X| X| X| X|  | X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Fixed Income Fund - Class Y                                            |FAI06I   |  |  | X|  | X|  | X| X|  |  | X| X| X|
(f/k/a Fixed Income Fund - Class C)                                           |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Government Bond Fund - Class A                            |FAI07A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Intermediate Government Bond Fund - Retail Class A)                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Government Bond Fund - Cl B Reg NE & NH                   |FAI07B   |  |  |  |  |  |  |  |  |  |  |  |  |  |
Only **NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Government Bond Fund - Cl C Reg NE & NH                   |FAI07C   |  |  |  |  |  |  |  |  |  |  |  |  |  |
Only **NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Intermediate Government Bond Fund - Class Y                            |FAI07I   |  |  | X|  | X|  | X| X|  |  | X| X| X|
(f/k/a Intermediate Government Bond Fund - Class C)                           |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Large Cap Value Fund - Class A                                         |FAI08A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Stock Fund - Class A)                                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |


PAGE: 3

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 09/01/99 @ 14:01:29

GROUP: SEI-F
   Acct Ref: FAF

FUND NAMES                                                                    FUND CODE  AK AL AR AZ CA CO CT DC DE FL GA GU HI IA
FAIF - Large Cap Value Fund - Class B                                         |FAI08B   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Stock Fund - Class B)                                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Large Cap Value Fund - Class C                                         |FAI08C   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Large Cap Value Fund - Class Y                                         |FAI08I   |  |  |  | X| X| X|  | X|  | X| X|  | X|  |
(f/k/a Stock Fund - Class C)                                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Index Fund - Class A                                            |FAI09A   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Equity Index Fund - Retail Class A)                                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Index Fund - Class B                                            |FAI09B   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Equity Index Fund - Retail Class B)                                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Index Fund - Class C                                            |FAI09C   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Index Fund - Class Y                                            |FAI09I   |  |  |  | X| X| X|  | X|  | X| X|  | X|  |
(f/k/a Equity Index Fund - Class C)                                           |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Balanced Fund - Class A                                                |FAI10A   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Balanced Fund - Retail Class A)                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Balanced Fund - Class B                                                |FAI10B   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Balanced Fund - Retail Class B)                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Balanced Fund - Class C                                                |FAI10C   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Balanced Fund - Class Y                                                |FAI10I   |  |  |  | X| X| X|  | X|  | X| X|  | X|  |
(f/k/a Balanced Fund - Class C)                                               |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Income Fund - Class A                                           |FAI12A   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Equity Income Fund - Retail Class A)                                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Income Fund - Class B                                           |FAI12B   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Equity Income Fund - Retail Class B)                                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Income Fund - Class C                                           |FAI12C   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Income Fund - Class Y                                           |FAI12I   |  |  |  | X| X| X|  | X|  | X| X|  | X|  |
(f/k/a Equity Income Fund - Class C)                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FUND NAMES                                                                    FUND CODE  ID IL IN KS KY LA MA MD ME MI MN MO MS
FAIF - Large Cap Value Fund - Class B                                         |FAI08B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Stock Fund - Class B)                                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Large Cap Value Fund - Class C                                         |FAI08C   | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Large Cap Value Fund - Class Y                                         |FAI08I   |  | X|  |  |  |  |  |  |  |  | X| X|  |
(f/k/a Stock Fund - Class C)                                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Index Fund - Class A                                            |FAI09A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Equity Index Fund - Retail Class A)                                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Index Fund - Class B                                            |FAI09B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Equity Index Fund - Retail Class B)                                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Index Fund - Class C                                            |FAI09C   | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Index Fund - Class Y                                            |FAI09I   |  | X|  |  |  |  |  |  |  |  | X| X|  |
(f/k/a Equity Index Fund - Class C)                                           |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Balanced Fund - Class A                                                |FAI10A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Balanced Fund - Retail Class A)                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Balanced Fund - Class B                                                |FAI10B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Balanced Fund - Retail Class B)                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Balanced Fund - Class C                                                |FAI10C   | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Balanced Fund - Class Y                                                |FAI10I   |  | X|  |  |  |  |  |  |  |  | X| X|  |
(f/k/a Balanced Fund - Class C)                                               |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Income Fund - Class A                                           |FAI12A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Equity Income Fund - Retail Class A)                                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Income Fund - Class B                                           |FAI12B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Equity Income Fund - Retail Class B)                                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Income Fund - Class C                                           |FAI12C   | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Income Fund - Class Y                                           |FAI12I   |  | X|  |  |  |  |  |  |  |  | X| X|  |
(f/k/a Equity Income Fund - Class C)                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |


PAGE: 4

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 09/01/99 @ 14:01:29

GROUP: SEI-F
   Acct Ref: FAF

FUND NAMES                                                                    FUND CODE  MT NC ND NE NH NJ NM NV NY OH OK OR PA PR
FAIF - Large Cap Value Fund - Class B                                         |FAI08B   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Stock Fund - Class B)                                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Large Cap Value Fund - Class C                                         |FAI08C   | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Large Cap Value Fund - Class Y                                         |FAI08I   | X| X| X|  |  | X|  |  | X|  |  |  | X|  |
(f/k/a Stock Fund - Class C)                                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Index Fund - Class A                                            |FAI09A   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Equity Index Fund - Retail Class A)                                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Index Fund - Class B                                            |FAI09B   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Equity Index Fund - Retail Class B)                                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Index Fund - Class C                                            |FAI09C   | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Index Fund - Class Y                                            |FAI09I   | X| X| X|  |  | X|  |  | X|  |  |  | X|  |
(f/k/a Equity Index Fund - Class C)                                           |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Balanced Fund - Class A                                                |FAI10A   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Balanced Fund - Retail Class A)                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Balanced Fund - Class B                                                |FAI10B   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Balanced Fund - Retail Class B)                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Balanced Fund - Class C                                                |FAI10C   | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Balanced Fund - Class Y                                                |FAI10I   | X| X| X|  |  | X|  |  | X|  |  |  | X|  |
(f/k/a Balanced Fund - Class C)                                               |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Income Fund - Class A                                           |FAI12A   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Equity Income Fund - Retail Class A)                                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Income Fund - Class B                                           |FAI12B   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Equity Income Fund - Retail Class B)                                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Income Fund - Class C                                           |FAI12C   | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Income Fund - Class Y                                           |FAI12I   | X|  | X|  |  | X|  |  |  |  |  |  | X|  |
(f/k/a Equity Income Fund - Class C)                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FUND NAMES                                                                    FUND CODE  RI SC SD TN TX UT VA VI VT WA WI WV WY
FAIF - Large Cap Value Fund - Class B                                         |FAI08B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Stock Fund - Class B)                                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Large Cap Value Fund - Class C                                         |FAI08C   | X| X| X| X| X| X| X|  | X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Large Cap Value Fund - Class Y                                         |FAI08I   |  |  | X|  | X|  | X| X|  |  | X| X| X|
(f/k/a Stock Fund - Class C)                                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Index Fund - Class A                                            |FAI09A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Equity Index Fund - Retail Class A)                                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Index Fund - Class B                                            |FAI09B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Equity Index Fund - Retail Class B)                                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Index Fund - Class C                                            |FAI09C   | X| X| X| X| X| X| X|  | X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Index Fund - Class Y                                            |FAI09I   |  | X| X|  | X|  | X| X|  |  | X| X| X|
(f/k/a Equity Index Fund - Class C)                                           |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Balanced Fund - Class A                                                |FAI10A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Balanced Fund - Retail Class A)                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Balanced Fund - Class B                                                |FAI10B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Balanced Fund - Retail Class B)                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Balanced Fund - Class C                                                |FAI10C   | X| X| X| X| X| X| X|  | X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Balanced Fund - Class Y                                                |FAI10I   |  | X| X|  | X|  | X| X|  |  | X| X| X|
(f/k/a Balanced Fund - Class C)                                               |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Income Fund - Class A                                           |FAI12A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Equity Income Fund - Retail Class A)                                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Income Fund - Class B                                           |FAI12B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Equity Income Fund - Retail Class B)                                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Income Fund - Class C                                           |FAI12C   | X| X| X| X| X| X| X|  | X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Equity Income Fund - Class Y                                           |FAI12I   | X| X| X|  | X|  | X| X|  |  | X| X| X|
(f/k/a Equity Income Fund - Class C)                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |


PAGE: 4

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 09/01/99 @ 14:01:29

GROUP: SEI-F
   Acct Ref: FAF

FUND NAMES                                                                    FUND CODE  AK AL AR AZ CA CO CT DC DE FL GA GU HI IA
FAIF - Large Cap Growth Fund - Class A                                        |FAI13A   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Diversified Growth Fund - Class A)                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Large Cap Growth Fund - Class B                                        |FAI13B   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Diversified Growth Fund - Class B)                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Large Cap Growth Fund - Class C                                        |FAI13C   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Large Cap Growth Fund - Class Y                                        |FAI13I   |  |  |  | X| X| X|  | X|  | X| X|  | X|  |
(f/k/a Diversified Growth Fund - Class C)                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Growth Fund - Class A                                        |FAI14A   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Emerging Growth Fund - Class A)                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Growth Fund - Class B                                        |FAI14B   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Emerging Growth Fund - Class B)                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Growth Fund - Class C                                        |FAI14C   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Growth Fund - Class Y                                        |FAI14I   |  |  |  | X| X| X|  | X|  | X| X|  | X|  |
(f/k/a Emerging Growth Fund - Class C)                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Regional Equity Fund - Class A                                         |FAI15A   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Regional Equity Fund - Retail Class A)                                 |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Regional Equity Fund - Class B                                         |FAI15B   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Regional Equity Fund - Retail Class B)                                 |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Regional Equity Fund - Class C                                         |FAI15C   |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
reg. only in NE and NH NO TA CODE                                             |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Regional Equity Fund - Class Y **THIS CLASS IS EXEMPT                  |FAI15I   |  |  |  | X| X| X|  | X|  | X| X|  | X|  |
fka: Regional Equity Fund, CL C per Donna Rafa, mgr. SEI 923                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Value Fund - Class A                                           |FAI16A   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Special Equity Fund - Class A)                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Value Fund - Class B                                           |FAI16B   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Special Equity Fund - Class B)                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Value Fund - Class C                                           |FAI16C   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FUND NAMES                                                                    FUND CODE  ID IL IN KS KY LA MA MD ME MI MN MO MS
FAIF - Large Cap Growth Fund - Class A                                        |FAI13A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Diversified Growth Fund - Class A)                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Large Cap Growth Fund - Class B                                        |FAI13B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Diversified Growth Fund - Class B)                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Large Cap Growth Fund - Class C                                        |FAI13C   | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Large Cap Growth Fund - Class Y                                        |FAI13I   |  | X|  |  |  |  |  |  |  |  | X| X|  |
(f/k/a Diversified Growth Fund - Class C)                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Growth Fund - Class A                                        |FAI14A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Emerging Growth Fund - Class A)                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Growth Fund - Class B                                        |FAI14B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Emerging Growth Fund - Class B)                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Growth Fund - Class C                                        |FAI14C   | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Growth Fund - Class Y                                        |FAI14I   |  | X|  |  |  |  |  |  |  |  | X| X|  |
(f/k/a Emerging Growth Fund - Class C)                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Regional Equity Fund - Class A                                         |FAI15A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Regional Equity Fund - Retail Class A)                                 |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Regional Equity Fund - Class B                                         |FAI15B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Regional Equity Fund - Retail Class B)                                 |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Regional Equity Fund - Class C                                         |FAI15C   |  |  |  |  |  |  |  |  |  |  |  |  |  |
reg. only in NE and NH NO TA CODE                                             |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Regional Equity Fund - Class Y **THIS CLASS IS EXEMPT                  |FAI15I   |  | X|  | X|  |  |  |  |  |  | X| X|  |
fka: Regional Equity Fund, CL C per Donna Rafa, mgr. SEI 923                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Value Fund - Class A                                           |FAI16A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Special Equity Fund - Class A)                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Value Fund - Class B                                           |FAI16B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Special Equity Fund - Class B)                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Value Fund - Class C                                           |FAI16C   | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

PAGE: 5

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 09/01/99 @ 14:01:29

GROUP: SEI-F
   Acct Ref: FAF


FUND NAMES                                                                    FUND CODE  MT NC ND NE NH NJ NM NV NY OH OK OR PA PR
FAIF - Large Cap Growth Fund - Class A                                        |FAI13A   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Diversified Growth Fund - Class A)                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Large Cap Growth Fund - Class B                                        |FAI13B   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Diversified Growth Fund - Class B)                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Large Cap Growth Fund - Class C                                        |FAI13C   | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Large Cap Growth Fund - Class Y                                        |FAI13I   | X|  | X|  |  | X|  |  |  |  |  |  | X|  |
(f/k/a Diversified Growth Fund - Class C)                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Growth Fund - Class A                                        |FAI14A   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Emerging Growth Fund - Class A)                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Growth Fund - Class B                                        |FAI14B   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Emerging Growth Fund - Class B)                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Growth Fund - Class C                                        |FAI14C   | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Growth Fund - Class Y                                        |FAI14I   | X| X| X|  |  | X|  |  | X|  |  |  | X|  |
(f/k/a Emerging Growth Fund - Class C)                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Regional Equity Fund - Class A                                         |FAI15A   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Regional Equity Fund - Retail Class A)                                 |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Regional Equity Fund - Class B                                         |FAI15B   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Regional Equity Fund - Retail Class B)                                 |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Regional Equity Fund - Class C                                         |FAI15C   |  |  |  | X| X| X|  |  |  |  |  |  |  |  |
reg. only in NE and NH NO TA CODE                                             |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Regional Equity Fund - Class Y **THIS CLASS IS EXEMPT                  |FAI15I   | X| X| X|  |  | X|  |  | X|  |  |  | X|  |
fka: Regional Equity Fund, CL C per Donna Rafa, mgr. SEI 923                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Value Fund - Class A                                           |FAI16A   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Special Equity Fund - Class A)                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Value Fund - Class B                                           |FAI16B   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Special Equity Fund - Class B)                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Value Fund - Class C                                           |FAI16C   | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FUND NAMES                                                                    FUND CODE  RI SC SD TN TX UT VA VI VT WA WI WV WY
FAIF - Large Cap Growth Fund - Class A                                        |FAI13A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Diversified Growth Fund - Class A)                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Large Cap Growth Fund - Class B                                        |FAI13B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Diversified Growth Fund - Class B)                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Large Cap Growth Fund - Class C                                        |FAI13C   | X| X| X| X| X| X| X|  | X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Large Cap Growth Fund - Class Y                                        |FAI13I   |  | X| X|  | X|  | X| X|  |  | X| X| X|
(f/k/a Diversified Growth Fund - Class C)                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Growth Fund - Class A                                        |FAI14A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Emerging Growth Fund - Class A)                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Growth Fund - Class B                                        |FAI14B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Emerging Growth Fund - Class B)                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Growth Fund - Class C                                        |FAI14C   | X| X| X| X| X| X| X|  | X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Growth Fund - Class Y                                        |FAI14I   | X| X| X|  | X|  | X| X|  |  | X| X| X|
(f/k/a Emerging Growth Fund - Class C)                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Regional Equity Fund - Class A                                         |FAI15A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Regional Equity Fund - Retail Class A)                                 |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Regional Equity Fund - Class B                                         |FAI15B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Regional Equity Fund - Retail Class B)                                 |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Regional Equity Fund - Class C                                         |FAI15C   |  |  |  |  |  |  |  |  |  |  |  |  |  |
reg. only in NE and NH NO TA CODE                                             |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Regional Equity Fund - Class Y **THIS CLASS IS EXEMPT                  |FAI15I   | X| X| X|  | X|  | X| X|  |  | X| X| X|
fka: Regional Equity Fund, CL C per Donna Rafa, mgr. SEI 923                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Value Fund - Class A                                           |FAI16A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Special Equity Fund - Class A)                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Value Fund - Class B                                           |FAI16B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Special Equity Fund - Class B)                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Value Fund - Class C                                           |FAI16C   | X| X| X| X| X| X| X|  | X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |


PAGE: 5

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 09/01/99 @ 14:01:29

GROUP: SEI-F
   Acct Ref: FAF

FUND NAMES                                                                    FUND CODE  AK AL AR AZ CA CO CT DC DE FL GA GU HI IA
FAIF - Mid Cap Value Fund - Class Y                                           |FAI16I   |  |  |  | X| X| X|  | X|  | X| X|  | X|  |
(f/k/a Special Equity Fund - Class C)                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Technology Fund - Class A                                              |FAI17A   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Technology Fund - Retail Class A)                                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Technology Fund - Class B                                              |FAI17B   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Technology Fund - Retail Class B)                                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Technology Fund - Class Y                                              |FAI17I   |  |  |  | X| X| X|  | X|  | X| X|  | X|  |
(f/k/a Technology Fund - Class C)                                             |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Health Sciences Fund - Class A                                         |FAI18A   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Health Sciences Fund - Retail Class A)                                 |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Health Sciences Fund - Class B                                         |FAI18B   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Health Sciences Fund - Retail Class B)                                 |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Health Sciences Fund - Class Y                                         |FAI18I   |  |  |  | X| X| X|  | X|  | X| X|  | X|  |
(f/k/a Health Sciences Fund - Class C)                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Real Estate Securities Fund - Class A                                  |FAI19A   |  | X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Real Estate Securities Fund - Retail Class A)                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Real Estate Securities Fund - Class B                                  |FAI19B   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a Real Estate Securities Fund - Retail Class B)                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Real Estate Securities Fund - Class Y                                  |FAI19I   |  |  |  | X| X| X|  | X|  | X|  |  | X|  |
(f/k/a Real Estate Securities Fund - Class C)                                 |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Fund - Class A                                           |FAI20A   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a International Fund - Retail Class A)                                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Fund - Class B                                           |FAI20B   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
(f/k/a International Fund - Retail Class B)                                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Fund - Class C                                           |FAI20C   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Fund - Class Y                                           |FAI20I   |  |  |  | X| X| X|  | X|  |X | X|  | X|  |
(f/k/a International Fund - Class C)                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Oregon Intermediate Tax Free Fund - Class Y                            |FAI24A   |  |  |  |  | X| X|  | X|  | X| X|  |  |  |
(f/k/a Oregon Intermediate Tax Free Fund - Class C)                           |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FUND NAMES                                                                    FUND CODE  ID IL IN KS KY LA MA MD ME MI MN MO MS
FAIF - Mid Cap Value Fund - Class Y                                           |FAI16I   |  | X|  |  |  |  |  |  |  |  | X| X|  |
(f/k/a Special Equity Fund - Class C)                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Technology Fund - Class A                                              |FAI17A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Technology Fund - Retail Class A)                                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Technology Fund - Class B                                              |FAI17B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Technology Fund - Retail Class B)                                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Technology Fund - Class Y                                              |FAI17I   |  | X|  |  |  |  |  |  |  |  | X| X|  |
(f/k/a Technology Fund - Class C)                                             |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Health Sciences Fund - Class A                                         |FAI18A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Health Sciences Fund - Retail Class A)                                 |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Health Sciences Fund - Class B                                         |FAI18B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Health Sciences Fund - Retail Class B)                                 |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Health Sciences Fund - Class Y                                         |FAI18I   | X| X|  |  |  |  |  |  |  |  | X| X|  |
(f/k/a Health Sciences Fund - Class C)                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Real Estate Securities Fund - Class A                                  |FAI19A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Real Estate Securities Fund - Retail Class A)                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Real Estate Securities Fund - Class B                                  |FAI19B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Real Estate Securities Fund - Retail Class B)                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Real Estate Securities Fund - Class Y                                  |FAI19I   |  | X|  |  |  |  |  |  |  |  | X| X|  |
(f/k/a Real Estate Securities Fund - Class C)                                 |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Fund - Class A                                           |FAI20A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a International Fund - Retail Class A)                                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Fund - Class B                                           |FAI20B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a International Fund - Retail Class B)                                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Fund - Class C                                           |FAI20C   | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Fund - Class Y                                           |FAI20I   |  | X|  |  |  |  |  |  |  |  | X| X|  |
(f/k/a International Fund - Class C)                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Oregon Intermediate Tax Free Fund - Class Y                            |FAI24A   |  |  | X|  |  |  |  |  |  |  | X|  |  |
(f/k/a Oregon Intermediate Tax Free Fund - Class C)                           |         |  |  |  |  |  |  |  |  |  |  |  |  |  |


PAGE: 6

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 09/01/99 @ 14:01:29

GROUP: SEI-F
   Acct Ref: FAF

FUND NAMES                                                                    FUND CODE  MT NC ND NE NH NJ NM NV NY OH OK OR PA PR
FAIF - Mid Cap Value Fund - Class Y                                           |FAI16I   | X| X| X|  |  | X|  |  | X|  |  |  | X|  |
(f/k/a Special Equity Fund - Class C)                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Technology Fund - Class A                                              |FAI17A   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Technology Fund - Retail Class A)                                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Technology Fund - Class B                                              |FAI17B   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Technology Fund - Retail Class B)                                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Technology Fund - Class Y                                              |FAI17I   | X| X| X|  |  | X|  |  | X|  |  |  | X|  |
(f/k/a Technology Fund - Class C)                                             |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Health Sciences Fund - Class A                                         |FAI18A   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Health Sciences Fund - Retail Class A)                                 |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Health Sciences Fund - Class B                                         |FAI18B   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Health Sciences Fund - Retail Class B)                                 |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Health Sciences Fund - Class Y                                         |FAI18I   | X| X| X|  |  | X|  |  |  |  |  |  | X|  |
(f/k/a Health Sciences Fund - Class C)                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Real Estate Securities Fund - Class A                                  |FAI19A   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Real Estate Securities Fund - Retail Class A)                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Real Estate Securities Fund - Class B                                  |FAI19B   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a Real Estate Securities Fund - Retail Class B)                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Real Estate Securities Fund - Class Y                                  |FAI19I   | X|  | X|  |  | X|  |  |  |  |  |  |  |  |
(f/k/a Real Estate Securities Fund - Class C)                                 |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Fund - Class A                                           |FAI20A   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a International Fund - Retail Class A)                                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Fund - Class B                                           |FAI20B   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
(f/k/a International Fund - Retail Class B)                                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Fund - Class C                                           |FAI20C   | X| X| X| X| X| X| X| X| X| X|  | X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Fund - Class Y                                           |FAI20I   | X| X| X|  |  | X|  |  |  |  |  |  | X|  |
(f/k/a International Fund - Class C)                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Oregon Intermediate Tax Free Fund - Class Y                            |FAI24A   |  | X|  |  |  | X|  |  |  |  |  | X| X|  |
(f/k/a Oregon Intermediate Tax Free Fund - Class C)                           |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |


FUND NAMES                                                                    FUND CODE  RI SC SD TN TX UT VA VI VT WA WI WV WY
FAIF - Mid Cap Value Fund - Class Y                                           |FAI16I   | X|  | X|  | X|  | X| X|  |  | X| X| X|
(f/k/a Special Equity Fund - Class C)                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Technology Fund - Class A                                              |FAI17A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Technology Fund - Retail Class A)                                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Technology Fund - Class B                                              |FAI17B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Technology Fund - Retail Class B)                                      |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Technology Fund - Class Y                                              |FAI17I   | X| X| X|  | X|  | X| X|  |  | X| X| X|
(f/k/a Technology Fund - Class C)                                             |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Health Sciences Fund - Class A                                         |FAI18A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Health Sciences Fund - Retail Class A)                                 |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Health Sciences Fund - Class B                                         |FAI18B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Health Sciences Fund - Retail Class B)                                 |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Health Sciences Fund - Class Y                                         |FAI18I   | X| X| X|  | X|  | X| X| X|  | X| X| X|
(f/k/a Health Sciences Fund - Class C)                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Real Estate Securities Fund - Class A                                  |FAI19A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Real Estate Securities Fund - Retail Class A)                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Real Estate Securities Fund - Class B                                  |FAI19B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a Real Estate Securities Fund - Retail Class B)                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Real Estate Securities Fund - Class Y                                  |FAI19I   |  |  | X|  | X|  | X| X|  |  | X| X| X|
(f/k/a Real Estate Securities Fund - Class C)                                 |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Fund - Class A                                           |FAI20A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a International Fund - Retail Class A)                                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Fund - Class B                                           |FAI20B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
(f/k/a International Fund - Retail Class B)                                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Fund - Class C                                           |FAI20C   | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Fund - Class Y                                           |FAI20I   | X| X| X|  | X|  | X| X|  |  | X| X| X|
(f/k/a International Fund - Class C)                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Oregon Intermediate Tax Free Fund - Class Y                            |FAI24A   |  |  |  |  |  |  | X| X|  |  |  | X| X|
(f/k/a Oregon Intermediate Tax Free Fund - Class C)                           |         |  |  |  |  |  |  |  |  |  |  |  |  |  |


PAGE: 6

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 09/01/99 @ 14:01:29

GROUP: SEI-F
   Acct Ref: FAF

FUND NAMES                                                                    FUND CODE  AK AL AR AZ CA CO CT DC DE FL GA GU HI IA
FAIF - Oregon Intermediate Tax Free Fund - Class A                            |FAI24Y   |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
reg in NE and NH only - no ta code                                            |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - California Intermediate Tax Free Fund - Class A                        |FAI25A   |  |  |  |  | X| X|  | X|  | X| X|  |  |  |
SEC effective 8-5-97                                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - California Intermediate Tax Free Fund - Class Y                        |FAI25C   |  |  |  |  | X| X|  | X|  | X| X|  |  |  |
(f/k/a California Intermediate Tax Free Fund - Class C)                       |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - California Intermediate Tax Free Fund - Cl C Reg NE                    |FAI25Y   |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
& NH Only **NO TA CODE-INACTIVE FUND per KLM at SEI 2/26/99                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Micro Cap Value Fund - Class A                                         |FAI26A   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
SEC effective 8-5-97                                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Micro Cap Value Fund - Class B                                         |FAI26B   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
SEC effective 8-5-97                                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Micro Cap Value Fund - Cl C Reg in NE & NH Only                        |FAI26C   |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Micro Cap Value Fund - Class Y                                         |FAI26Y   |  |  |  | X| X| X|  | X|  | X| X|  |  |  |
(f/k/a Micro Cap Value Fund - Class C) SEC effective 8-5-97                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Value Fund - Class A                                         |FAI27A   | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
SEC effective 11-6-97                                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Value Fund - Class B                                         |FAI27B   |  | X| X| X| X| X| X| X| X| X| X| X| X| X|
SEC effective 11-06-97                                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Value Fund - Class C                                         |FAI27C   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Value Fund - Class Y                                         |FAI27Y   |  |  |  | X| X| X|  | X|  | X| X| X|  |  |
(f/k/a Small Cap Value Fund - Class C) SEC effective 11-6-97                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Index Fund - Class A                                     |FAI28A   | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
SEC effective 11-06-97                                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Index Fund - Class B                                     |FAI28B   | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
SEC effective 11-6-97                                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Index Fund - Class Y                                     |FAI28C   |  |  |  | X| X| X|  | X|  | X| X| X|  |  |
(f/k/a International Index Fund - Class C) SEC eff. 11-6-97                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FUND NAMES                                                                    FUND CODE  ID IL IN KS KY LA MA MD ME MI MN MO MS
FAIF - Oregon Intermediate Tax Free Fund - Class A                            |FAI24Y   |  |  |  |  |  |  |  |  |  |  |  |  |  |
reg in NE and NH only - no ta code                                            |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - California Intermediate Tax Free Fund - Class A                        |FAI25A   |  |  | X|  | X| X|  |  |  |  | X|  |  |
SEC effective 8-5-97                                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - California Intermediate Tax Free Fund - Class Y                        |FAI25C   |  |  | X|  |  |  | X|  |  |  | X|  |  |
(f/k/a California Intermediate Tax Free Fund - Class C)                       |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - California Intermediate Tax Free Fund - Cl C Reg NE                    |FAI25Y   |  |  |  |  |  |  |  |  |  |  |  |  |  |
& NH Only **NO TA CODE-INACTIVE FUND per KLM at SEI 2/26/99                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Micro Cap Value Fund - Class A                                         |FAI26A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
SEC effective 8-5-97                                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Micro Cap Value Fund - Class B                                         |FAI26B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
SEC effective 8-5-97                                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Micro Cap Value Fund - Cl C Reg in NE & NH Only                        |FAI26C   |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Micro Cap Value Fund - Class Y                                         |FAI26Y   |  | X| X|  |  |  |  |  |  |  | X|  |  |
(f/k/a Micro Cap Value Fund - Class C) SEC effective 8-5-97                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Value Fund - Class A                                         |FAI27A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
SEC effective 11-6-97                                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Value Fund - Class B                                         |FAI27B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
SEC effective 11-06-97                                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Value Fund - Class C                                         |FAI27C   | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Value Fund - Class Y                                         |FAI27Y   |  | X| X|  |  |  |  |  |  |  | X| X|  |
(f/k/a Small Cap Value Fund - Class C) SEC effective 11-6-97                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Index Fund - Class A                                     |FAI28A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
SEC effective 11-06-97                                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Index Fund - Class B                                     |FAI28B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
SEC effective 11-6-97                                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Index Fund - Class Y                                     |FAI28C   |  | X| X|  |  |  |  |  |  |  | X|  |  |
(f/k/a International Index Fund - Class C) SEC eff. 11-6-97                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |


PAGE: 7

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 09/01/99 @ 14:01:29

GROUP: SEI-F
   Acct Ref: FAF


FUND NAMES                                                                    FUND CODE  MT NC ND NE NH NJ NM NV NY OH OK OR PA PR
FAIF - Oregon Intermediate Tax Free Fund - Class A                            |FAI24Y   |  |  |  | X| X| X|  |  |  |  |  |  |  |  |
reg in NE and NH only - no ta code                                            |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - California Intermediate Tax Free Fund - Class A                        |FAI25A   |  | X|  | X| X| X|  |  | X| X| X| X| X|  |
SEC effective 8-5-97                                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - California Intermediate Tax Free Fund - Class Y                        |FAI25C   |  | X|  |  |  | X|  |  | X|  |  | X| X|  |
(f/k/a California Intermediate Tax Free Fund - Class C)                       |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - California Intermediate Tax Free Fund - Cl C Reg NE                    |FAI25Y   |  |  |  | X| X| X|  |  |  |  |  |  |  |  |
& NH Only **NO TA CODE-INACTIVE FUND per KLM at SEI 2/26/99                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Micro Cap Value Fund - Class A                                         |FAI26A   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
SEC effective 8-5-97                                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Micro Cap Value Fund - Class B                                         |FAI26B   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
SEC effective 8-5-97                                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Micro Cap Value Fund - Cl C Reg in NE & NH Only                        |FAI26C   |  |  |  | X| X| X|  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Micro Cap Value Fund - Class Y                                         |FAI26Y   | X| X| X|  |  | X|  |  |  |  |  | X| X|  |
(f/k/a Micro Cap Value Fund - Class C) SEC effective 8-5-97                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Value Fund - Class A                                         |FAI27A   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
SEC effective 11-6-97                                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Value Fund - Class B                                         |FAI27B   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
SEC effective 11-06-97                                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Value Fund - Class C                                         |FAI27C   | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Value Fund - Class Y                                         |FAI27Y   | X| X| X|  |  | X|  |  |  |  |  |  | X|  |
(f/k/a Small Cap Value Fund - Class C) SEC effective 11-6-97                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Index Fund - Class A                                     |FAI28A   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
SEC effective 11-06-97                                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Index Fund - Class B                                     |FAI28B   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
SEC effective 11-6-97                                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Index Fund - Class Y                                     |FAI28C   | X| X| X|  |  | X|  |  | X|  |  |  | X|  |
(f/k/a International Index Fund - Class C) SEC eff. 11-6-97                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FUND NAMES                                                                    FUND CODE  RI SC SD TN TX UT VA VI VT WA WI WV WY
FAIF - Oregon Intermediate Tax Free Fund - Class A                            |FAI24Y   |  |  |  |  |  |  |  |  |  |  |  |  |  |
reg in NE and NH only - no ta code                                            |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF -  California Intermediate Tax Free Fund - Class A                       |FAI25A   |  |  |  |  |  | X| X| X|  |  |  | X| X|
SEC effective 8-5-97                                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - California Intermediate Tax Free Fund - Class Y                        |FAI25C   |  |  |  |  |  |  | X| X|  |  |  | X| X|
(f/k/a California Intermediate Tax Free Fund - Class C)                       |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - California Intermediate Tax Free Fund - Cl C Reg NE                    |FAI25Y   |  |  |  |  |  |  |  |  |  |  |  |  |  |
& NH Only **NO TA CODE-INACTIVE FUND per KLM at SEI 2/26/99                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Micro Cap Value Fund - Class A                                         |FAI26A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
SEC effective 8-5-97                                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Micro Cap Value Fund - Class B                                         |FAI26B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
SEC effective 8-5-97                                                          |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Micro Cap Value Fund - Cl C Reg in NE & NH Only                        |FAI26C   |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Micro Cap Value Fund - Class Y                                         |FAI26Y   |  |  | X|  | X|  | X| X|  |  | X| X| X|
(f/k/a Micro Cap Value Fund - Class C) SEC effective 8-5-97                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Value Fund - Class A                                         |FAI27A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
SEC effective 11-6-97                                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Value Fund - Class B                                         |FAI27B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
SEC effective 11-06-97                                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Value Fund - Class C                                         |FAI27C   | X| X| X| X| X| X| X|  | X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Small Cap Value Fund - Class Y                                         |FAI27Y   |  |  | X|  | X|  | X| X|  |  | X| X| X|
(f/k/a Small Cap Value Fund - Class C) SEC effective 11-6-97                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Index Fund - Class A                                     |FAI28A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
SEC effective 11-06-97                                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Index Fund - Class B                                     |FAI28B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
SEC effective 11-6-97                                                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - International Index Fund - Class Y                                     |FAI28C   |  |  | X|  | X|  | X| X|  |  | X| X| X|
(f/k/a International Index Fund - Class C) SEC eff. 11-6-97                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |


PAGE: 7

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 09/01/99 @ 14:01:29

GROUP: SEI-F
   Acct Ref: FAF

FUND NAMES                                                                    FUND CODE  AK AL AR AZ CA CO CT DC DE FL GA GU HI IA
FAIF - International Index Fund - Cl C Reg in NE & NH ONLY                    |FAI28Y   |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
*NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Growth Fund - Class A (NCHG from PPFI02A -                     |FAI29A   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
Emerging Growth Fund - Class A)                                               |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Growth Fund - Class B                                          |FAI29B   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
*Shell class part of Piper / FAI merger -                                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Growth Fund - Class C                                          |FAI29C   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Growth Fund - Class Y (NCHG from PPIF02Y -                     |FAI29Y   | X| X| X| X| X| X| X| X| X| X| X|  | X|  |
Emerging Growth Fund Class Y)                                                 |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Emerging Markets Fund - Class A (NCHG from PPFGF02A -                  |FAI30A   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
Emerging Markets Growth Fund - Class A)                                       |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Emerging Markets Fund - Class B                                        |FAI30B   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
** Shell class part of Piper / FAI merger -                                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Emerging Markets Fund - Cl C: Reg in NE & NH only                      |FAI30C   |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Emerging Markets Fund - Class Y                                        |FAI30Y   | X| X| X| X| X| X| X| X| X| X| X|  | X|  |
** Shell class part of Piper / FAI merger -                                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Adjustable Rate Mortgage Securities Fund - Class A (NCHG               |FAI31A   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
from PPFII01 - Adjustable Rate Mortgage Securities Fd Class A)                |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Adjustable Rate Mortgage Securities Fund Cl B                          |FAI31B   |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
reg in NE & NH Only **NO TA CODE/INACTIVE per SEI 2/26/99                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Adjustable Rate Mortgage Securities Fund Cl C                          |FAI13C   |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
reg in NE & NH only **NO TA CODE - INACTIVE per SEI 2/26/99                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Adjustable Rate Mortgage Securities Fund - Class Y                     |FAI31Y   | X| X| X| X| X| X| X| X| X| X| X|  | X|  |
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Tax Free Fund - Class A (NCHG from PPIF08 - National                   |FAI32A   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
Tax - Exempt Fund)                                                            |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Tax Free Fund - Class C                                                |FAI32C   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FUND NAMES                                                                    FUND CODE  ID IL IN KS KY LA MA MD ME MI MN MO MS
FAIF - International Index Fund - Cl C Reg in NE & NH ONLY                    |FAI28Y   |  |  |  |  |  |  |  |  |  |  |  |  |  |
*NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Growth Fund - Class A (NCHG from PPFI02A -                     |FAI29A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
Emerging Growth Fund - Class A)                                               |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Growth Fund - Class B                                          |FAI29B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
**Shell class part of Piper / FAI merger -                                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Growth Fund - Class C                                          |FAI29C   | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Growth Fund - Class Y (NCHG from PPIF02Y -                     |FAI29Y   | X| X| X| X|  |  |  |  |  |  | X| X|  |
Emerging Growth Fund Class Y)                                                 |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Emerging Markets Fund - Class A (NCHG from PPFGF02A -                  |FAI30A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
Emerging Markets Growth Fund - Class A)                                       |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Emerging Markets Funds - Class B                                       |FAI30B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
** Shell class part of Piper / FAI merger  -                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Emerging Markets Fund - Cl C: Reg in NE & NH only                      |FAI30C   |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Emerging Markets Fund - Class Y                                        |FAI30Y   | X| X| X| X|  |  |  |  |  |  | X| X|  |
** Shell class part of Piper / FAI merger  -                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Adjustable Rate Mortgage Securities Fund - Class A (NCHG               |FAI31A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
from PPFII01 - Adjustable Rate Mortgage Securities Fd Class A)                |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Adjustable Rate Mortgage Securities Fund Cl B                          |FAI31B   |  |  |  |  |  |  |  |  |  |  |  |  |  |
reg in NE & NH Only **NO TA CODE/INACTIVE per SEI 2/26/99                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Adjustable Rate Mortgage Securities Fund Cl C                          |FAI13C   |  |  |  |  |  |  |  |  |  |  |  |  |  |
reg in NE & NH only **NO TA CODE - INACTIVE per SEI 2/26/99                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Adjustable Rate Mortgage Securities Fund - Class Y                     |FAI31Y   | X| X| X| X|  |  |  |  |  |  | X| X|  |
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Tax Free Fund - Class A (NCHG from PPIF08 - National                   |FAI32A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
Tax - Exempt Fund)                                                            |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Tax Free Fund - Class C                                                |FAI32C   | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

PAGE: 8

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 09/01/99 @ 14:01:29

GROUP: SEI-F
   Acct Ref: FAF

FUND NAMES                                                                    FUND CODE  MT NC ND NE NH NJ NM NV NY OH OK OR PA PR
FAIF - International Index Fund - Cl C: Reg in NE & NH ONLY                   |FAI28Y   |  |  |  | X| X| X|  |  |  |  |  |  |  |  |
*NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Growth Fund - Class A (NCHG from PPFI02A -                     |FAI29A   | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
Emerging Growth Fund - Class A)                                               |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Growth Fund - Class B                                          |FAI29B   | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
** Shell class part of Piper / FAI merger -                                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Growth Fund - Class C                                          |FAI29C   | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Growth Fund - Class Y (NCHG from PPIF02Y -                     |FAI29Y   | X| X| X|  |  | X|  | X| X|  |  |  | X|  |
Emerging Growth Fund Class Y)                                                 |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Emerging Markets Fund - Class A (NCHG from PPFGF02A -                  |FAI30A   | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
Emerging Markets Growth Fund - Class A)                                       |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Emerging Markets Fund - Class B                                        |FAI30B   | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
** Shell class part of Piper / FAI merger -                                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Emerging Markets Fund - Cl C: Reg in NE & NH only                      |FAI30C   |  |  |  | X| X| X|  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Emerging Markets Fund - Class Y                                        |FAI30Y   | X| X| X|  |  | X|  | X| X|  |  |  | X|  |
** Shell class part of Piper / FAI merger  -                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Adjustable Rate Mortgage Securities Fund - Class A (NCHG               |FAI31A   | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
from PPFII01 - Adjustable Rate Mortgage Securities Fd Class A)                |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Adjustable Rate Mortgage Securities Fund Cl B                          |FAI31B   |  |  |  | X| X| X|  |  |  |  |  |  |  |  |
reg in NE & NH Only **NO TA CODE/INACTIVE per SEI 2/26/99                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Adjustable Rate Mortgage Securities Fund Cl C                          |FAI13C   |  |  |  | X| X| X|  |  |  |  |  |  |  |  |
reg in NE & NH only **NO TA CODE - INACTIVE per SEI 2/26/99                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Adjustable Rate Mortgage Securities Fund - Class Y                     |FAI31Y   | X| X| X|  |  | X|  | X| X|  |  |  | X|  |
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Tax Free Fund - Class A (NCHG from PPIF08 - National                   |FAI32A   | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
Tax-Exempt Fund)                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Tax Free Fund - Class C                                                |FAI32C   | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FUND NAMES                                                                    FUND CODE  RI SC SD TN TX UT VA VI VT WA WI WV WY
FAIF - International Index Fund - Cl C Reg in NE & NH ONLY                    |FAI28Y   |  |  |  |  |  |  |  |  |  |  |  |  |  |
*NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Growth Fund - Class A (NCHG from PPFI02A -                     |FAI29A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
Emerging Growth Fund - Class A)                                               |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Growth Fund - Class B                                          |FAI29B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
**Shell class part of Piper / FAI merger -                                    |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Growth Fund - Class C                                          |FAI29C   | X| X| X| X| X| X| X|  | X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Mid Cap Growth Fund - Class Y (NCHG from PPIF02Y -                     |FAI29Y   | X| X| X|  | X|  | X| X|  |  | X| X| X|
Emerging Growth Fund Class Y)                                                 |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Emerging Markets Fund - Class A (NCHG from PPFGF02A -                  |FAI30A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
Emerging Markets Growth Fund - Class A)                                       |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Emerging Markets Funds - Class B                                       |FAI30B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
** Shell class part of Piper / FAI merger -                                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Emerging Markets Fund - Cl C: Reg in NE & NH only                      |FAI30C   |  |  |  |  |  |  |  |  |  |  |  |  |  |
**NO TA CODE - FUND IS INACTIVE per KLM at SEI 2/26/99                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Emerging Markets Fund - Class Y                                        |FAI30Y   | X| X| X|  | X|  | X| X|  |  | X| X| X|
** Shell class part of Piper / FAI merger -                                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Adjustable Rate Mortgage Securities Fund - Class A (NCHG               |FAI31A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
from PPFII01 - Adjustable Rate Mortgage Securities Fd Class A)                |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Adjustable Rate Mortgage Securities Fund Cl B                          |FAI31B   |  |  |  |  |  |  |  |  |  |  |  |  |  |
reg in NE & NH Only **NO TA CODE/INACTIVE per SEI 2/26/99                     |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Adjustable Rate Mortgage Securities Fund Cl C                          |FAI13C   |  |  |  |  |  |  |  |  |  |  |  |  |  |
reg in NE & NH only **NO TA CODE - INACTIVE per SEI 2/26/99                   |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Adjustable Rate Mortgage Securities Fund - Class Y                     |FAI31Y   | X| X| X|  | X|  | X| X|  |  | X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Tax Free Fund - Class A (NCHG from PPIF08 - National                   |FAI32A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
Tax-Exempt Fund)                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Tax Free Fund - Class C                                                |FAI32C   | X| X| X| X| X| X| X|  | X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |


PAGE: 8

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 09/01/99 @ 14:01:29

GROUP: SEI-F
   Acct Ref: FAF

FUND NAMES                                                                    FUND CODE  AK AL AR AZ CA CO CT DC DE FL GA GU HI IA
FAIF - Tax Free Fund - Class Y                                                |FAI32Y   | X| X| X| X| X| X| X| X| X| X| X|  | X|  |
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Minnesota Tax Free Fund - Class A (NCHG from PPFI09A                   |FAI33A   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
Minnesota Tax-Exempt Fund Class A)                                            |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Minnesota Tax Free Fund - Class C                                      |FAI33C   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Minnesota Tax Free Fund - Class Y (NCHG from PPFI09Y                   |FAI33Y   | X| X| X| X| X| X| X| X| X| X| X|  | X|  |
-Minnesota Tax-Exempt Fund Class Y)                                           |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Strategic Income Fund - Class A                                        |FAI34A   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Strategic Income Fund - Class B                                        |FAI34B   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Strategic Income Fund - Class C                                        |FAI34C   | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Strategic Income Fund - Class Y                                        |FAI34Y   | X| X| X| X| X| X| X| X| X| X| X|  | X|  |
Stand Alone prospectus                                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FUND NAMES                                                                    FUND CODE  ID IL IN KS KY LA MA MD ME MI MN MO MS
FAIF - Tax Free Fund - Class Y                                                |FAI32Y   | X| X| X| X|  |  |  |  |  |  | X| X|  |
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Minnesota Tax Free Fund - Class A (NCHG from PPFI09A                   |FAI33A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
Minnesota Tax-Exempt Fund Class A)                                            |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Minnesota Tax Free Fund - Class C                                      |FAI33C   | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Minnesota Tax Free Fund - Class Y (NCHG from PPFI09Y                   |FAI33Y   | X| X| X| X|  |  |  |  |  |  | X| X|  |
-Minnesota Tax-Exempt Fund Class Y)                                           |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Strategic Income Fund - Class A                                        |FAI34A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Strategic Income Fund - Class B                                        |FAI34B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Strategic Income Fund - Class C                                        |FAI34C   | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Strategic Income Fund - Class Y                                        |FAI34Y   | X| X| X| X|  |  |  |  |  |  | X| X|  |
Stand Alone prospectus                                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |


PAGE: 9

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 09/01/99 @ 14:01:29

GROUP: SEI-F
   Acct Ref: FAF

FUND NAMES                                                                    FUND CODE  MT NC ND NE NH NJ NM NV NY OH OK OR PA PR
FAIF - Tax Free Fund - Class Y                                                |FAI32Y   | X| X| X|  |  | X|  | X| X|  |  |  | X|  |
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Minnesota Tax Free Fund - Class A (NCHG from PPFI09A                   |FAI33A   | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
Minnesota Tax-Exempt Fund Class A)                                            |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Minnesota Tax Free Fund - Class C                                      |FAI33C   | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Minnesota Tax Free Fund - Class Y (NCHG from PPFI09Y                   |FAI33Y   | X| X| X|  |  | X|  | X| X|  |  |  | X|  |
-Minnesota Tax-Exempt Fund Class Y)                                           |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Strategic Income Fund - Class A                                        |FAI34A   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Strategic Income Fund - Class B                                        |FAI34B   | X| X| X| X| X| X| X| X| X| X| X| X| X|  |
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Strategic Income Fund - Class C                                        |FAI34C   | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Strategic Income Fund - Class Y                                        |FAI34Y   | X| X| X|  |  | X|  | X| X|  |  |  | X|  |
Stand Alone prospectus                                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FUND NAMES                                                                    FUND CODE  RI SC SD TN TX UT VA VI VT WA WI WV WY
FAIF - Tax Free Fund - Class Y                                                |FAI32Y   | X| X| X|  | X|  | X| X|  |  | X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Minnesota Tax Free Fund - Class A (NCHG from PPFI09A                   |FAI33A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
Minnesota Tax-Exempt Fund Class A)                                            |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Minnesota Tax Free Fund - Class C                                      |FAI33C   | X| X| X| X| X| X| X|  | X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Minnesota Tax Free Fund - Class Y (NCHG from PPFI09Y                   |FAI33Y   | X| X| X|  | X|  | X| X|  |  | X| X| X|
-Minnesota Tax-Exempt Fund Class Y)                                           |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Strategic Income Fund - Class A                                        |FAI34A   | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Strategic Income Fund - Class B                                        |FAI34B   | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Strategic Income Fund - Class C                                        |FAI34C   | X| X| X| X| X| X| X|  | X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Strategic Income Fund - Class Y                                        |FAI34Y   | X| X| X|  | X|  | X| X|  |  | X| X| X|
Stand Alone prospectus                                                        |         |  |  |  |  |  |  |  |  |  |  |  |  |  |


PAGE: 9

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 09/01/99 @ 14:01:29

GROUP: SEI-F
   Acct Ref: FAS

FUND NAMES                                                                    FUND CODE  AK AL AR AZ CA CO CT DC DE FL GA GU HI IA
FAS - Strategy Income Fund (fka FAS - Income Fund)                            |FAS01    | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAS - Strategy Growth and Income Fund (fka FAS - Growth and                   |FAS02    | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
Income Fund)                                                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAS - Strategy Growth Fund (fka FAS - Growth Fund)                            |FAS03    | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAS - Strategy Aggressive Growth Fund (fka FAS - Aggressive                   |FAS04    | X| X| X| X| X| X| X| X| X| X| X|  | X| X|
Growth Fund)                                                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |


FUND NAMES                                                                    FUND CODE  ID IL IN KS KY LA MA MD ME MI MN MO MS
FAS - Strategy Income Fund (fka FAS - Income Fund)                            |FAS01    | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAS - Strategy Growth and Income Fund (fka FAS - Growth and                   |FAS02    | X| X| X| X| X| X| X| X| X| X| X| X| X|
Income Fund)                                                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAS - Strategy Growth Fund (fka FAS - Growth Fund)                            |FAS03    | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAS - Strategy Aggressive Growth Fund (fka FAS - Aggressive                   |FAS04    | X| X| X| X| X| X| X| X| X| X| X| X| X|
Growth Fund)                                                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |


PAGE: 1

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 09/01/99 @ 14:01:29

GROUP: SEI-F
   Acct Ref: FAF

FUND NAMES                                                                    FUND CODE  MT NC ND NE NH NJ NM NV NY OH OK OR PA PR
FAS - Strategy Income Fund (fka FAS - Income Fund)                            |FAS01    | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAS - Strategy Growth and Income Fund (fka FAS - Growth and                   |FAS02    | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
Income Fund)                                                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAS - Strategy Growth Fund (fka FAS - Growth Fund)                            |FAS03    | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAS - Strategy Aggressive Growth Fund (fka FAS - Aggressive                   |FAS04    | X| X| X| X| X| X| X| X| X| X| X| X| X| X|
Growth Fund)                                                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |


FUND NAMES                                                                    FUND CODE  RI SC SD TN TX UT VA VI VT WA WI WV WY
FAS - Strategy Income Fund (fka FAS - Income Fund)                            |FAS01    | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAS - Strategy Growth and Income Fund (fka FAS - Growth and                   |FAS02    | X| X| X| X| X| X| X| X| X| X| X| X| X|
Income Fund)                                                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAS - Strategy Growth Fund (fka FAS - Growth Fund)                            |FAS03    | X| X| X| X| X| X| X| X| X| X| X| X| X|
                                                                              |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAS - Strategy Aggressive Growth Fund (fka FAS - Aggressive                   |FAS04    | X| X| X| X| X| X| X| X| X| X| X| X| X|
Growth Fund)                                                                  |         |  |  |  |  |  |  |  |  |  |  |  |  |  |


PAGE: 1

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 09/01/99 @ 14:01:29

GROUP: SEI-F
   Acct Ref: NON-OP

FUND NAMES                                                                    FUND CODE  AK AL AR AZ CA CO CT DC DE FL GA GU HI IA
FA - Government Obligations Fund-CL. B Reg in NE & NH only                    |FA03B    |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
"NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                       |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Government Obligations Fund-CL. C Reg in NE & NH only                    |FA03C    |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
"NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                       |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Oregon Intermediate Tax Free Fund - Class C                            |FAI24C   |  |  |  |  | X| X|  | X|  |  | X|  |  |  |
"NO TA CODE - FUND IS INACTIVE per KLM AT SEI 2/26/99                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FUND NAMES                                                                    FUND CODE  ID IL IN KS KY LA MA MD ME MI MN MO MS
FA - Government Obligations Fund-CL. B Reg in NE & NH only                    |FA03B    |  |  |  |  |  |  |  |  |  |  |  |  |  |
"NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                       |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Government Obligations Fund-CL. C Reg in NE & NH only                    |FA03C    |  |  |  |  |  |  |  |  |  |  |  |  |  |
"NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                       |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Oregon Intermediate Tax Free Fund - Class C                            |FAI24C   |  |  | X|  |  |  |  |  |  |  | X|  |  |
"NO TA CODE - FUND IS INACTIVE per KLM AT SEI 2/26/99                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |


PAGE: 1

                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 09/01/99 @ 14:01:29

GROUP: SEI-F
   Acct Ref: NON-OP

FUND NAMES                                                                    FUND CODE  MT NC ND NE NH NJ NM NV NY OH OK OR PA PR
FA - Government Obligations Fund-CL. B Reg in NE & NH only                    |FA03B    |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
"NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                       |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Government Obligations Fund-CL. C Reg in NE & NH only                    |FA03C    |  |  |  |  |  |  |  |  |  |  |  |  |  |  |
"NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                       |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Oregon Intermediate Tax Free Fund - Class C                            |FAI24C   |  | X|  |  |  | X|  |  |  |  |  | X| X|  |
"NO TA CODE - FUND IS INACTIVE per KLM AT SEI 2/26/99                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |  |

FUND NAMES                                                                    FUND CODE  RI SC SD TN TX UT VA VI VT WA WI WV WY
FA - Government Obligations Fund-CL. B Reg in NE & NH only                    |FA03B    |  |  |  |  |  |  |  |  |  |  |  |  |  |
"NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                       |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FA - Government Obligations Fund-CL. C Reg in NE & NH only                    |FA03C    |  |  |  |  |  |  |  |  |  |  |  |  |  |
"NO TA CODE - FUND IS INACTIVE!! PER KLM AT SEI 2/26/99                       |         |  |  |  |  |  |  |  |  |  |  |  |  |  |

FAIF - Oregon Intermediate Tax Free Fund - Class C                            |FAI24C   |  |  |  |  |  |  | X| X|  |  |  | X| X|
"NO TA CODE - FUND IS INACTIVE per KLM AT SEI 2/26/99                         |         |  |  |  |  |  |  |  |  |  |  |  |  |  |


PAGE: 1

                        Report of Independent Accountants


To the Board of Directors of
  First American Investment Funds, Inc.

We have examined management's assertion, included in the accompanying "Report of Management on Compliance with Rule 17f-2 of the Investment Company Act of 1940," that the:

  FIXED INCOME FUNDS - Adjustable Rate Mortgage Securities Fund, Fixed Income Fund, Intermediate Government Bond Fund, Intermediate Term Income Fund, Limited Term Income Fund and Strategic Income Fund;

  TAX EXEMPT FUNDS - California Intermediate Tax Free Fund, Colorado Intermediate Tax Free Fund, Intermediate Tax Free Fund, Minnesota Intermediate Tax Free Fund, Minnesota Tax Free Fund, Oregon Intermediate Tax Free Fund and Tax Free Fund;

  LARGE CAP FUNDS - Balanced Fund, Equity Income Fund, Equity Index Fund, Large Cap Growth Fund and Large Cap Value Fund;

  MID CAP FUNDS - Mid Cap Growth Fund and Mid Cap Value Fund;

  SMALL CAP FUNDS - Micro Cap Value Fund, Regional Equity Fund, Small Cap Growth Fund and Small Cap Value Fund;

  INTERNATIONAL FUNDS - Emerging Markets Fund, International Fund and International Index Fund; and

  SECTOR FUNDS - Health Sciences Fund, Real Estate Securities Fund and Technology Fund

of First American Investment Funds, Inc. (referred to collectively as "the Funds") complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 ("the Act") as of January 31, 2000 with respect to securities and similar investments reflected in the investment accounts of the Funds. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on the Funds' compliance based on our examination.


MPLS:0006-0067677

                                   -{PAGE }-


Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of January 31, 2000, and with respect to agreement of security and similar investment purchases and sales or maturities, for the period from December 31, 1999 (the date of last examination) through January 31, 2000:

  - Count and inspection of all securities and similar investments located in the vault of U.S. Bank National Association ("the Custodian") in St. Paul, Minnesota, without prior notice to management;

  - Confirmation of all securities and similar investments held by institutions in book entry form (Federal Reserve Bank of Minneapolis, Bankers Trust Company and Depository Trust Company);

  - Confirmation of all securities and similar investments hypothecated, pledged, placed in escrow or out for transfer with brokers, pledgees and/or transfer agents;

  - Reconciliation of confirmation results as to all such securities and investments to the books and records of the Funds and the Custodian;

  - Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with Custodian records; and

  - Agreement of three investment purchases and two investment sales or maturities since our last examination from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, the Funds complied, in all material respects, with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2000, with respect to securities and similar investments reflected in the investment accounts of the Funds.

This report is intended solely for the information and use of the board of directors and management of the First American Investment Funds, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                                  /s/ Ernst & Young LLP

Minneapolis, Minnesota
May 15, 2000


MPLS:0006-0067677

                        Report of Independent Accountants


To the Board of Directors of
  First American Funds, Inc.

We have examined management's assertion, included in the accompanying "Report of Management on Compliance with Rule 17f-2 of the Investment Company Act of 1940," that the:

  MONEY MARKET FUNDS - Government Obligations Fund, Prime Obligations Fund, Tax Free Obligations Fund and Treasury Obligations Fund

of First American Funds, Inc. (referred to collectively as "the Funds") complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 ("the Act") as of January 31, 2000 with respect to securities and similar investments reflected in the investment accounts of the Funds. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on the Funds' compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of January 31, 2000, and with respect to agreement of security and similar investment purchases and sales or maturities, for the period from December 31, 1999 (the date of last examination) through January 31, 2000:

  - Count and inspection of all securities and similar investments located in the vault of U.S. Bank National Association ("the Custodian") in St. Paul, Minnesota, without prior notice to management;

  - Confirmation of all securities and similar investments held by institutions in book entry form (Federal Reserve Bank of Minneapolis, Bankers Trust Company and Depository Trust Company);


MPLS:0006-0067677

                                   -{PAGE }-


  - Confirmation of all securities and similar investments hypothecated, pledged, placed in escrow or out for transfer with brokers, pledgees and/or transfer agents;

  - Reconciliation of confirmation results as to all such securities and investments to the books and records of the Funds and the Custodian;

  - Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with Custodian records; and

  - Agreement of two investment purchases and three investment sales or maturities since our last examination from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, the Funds complied, in all material respects, with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2000, with respect to securities and similar investments reflected in the investment accounts of the Funds.

This report is intended solely for the information and use of the board of directors and management of the First American Funds, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                                  /s/ Ernst & Young LLP

Minneapolis, Minnesota
May 15, 2000


MPLS:0006-0067677

                        Report of Independent Accountants


To the Board of Directors of
   First American Strategy Funds, Inc.

We have examined management's assertion, included in the accompanying "Report of Management on Compliance with Rule 17f-2 of the Investment Company Act of 1940," that the:

  STRATEGY FUNDS - Strategy Aggressive Growth Fund, Strategy Growth Fund, Strategy Growth and Income Fund, and Strategy Income Fund

of First American Strategy Funds, Inc. (referred to collectively as "the Funds") complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 ("the Act") as of January 31, 2000 with respect to securities and similar investments reflected in the investment accounts of the Funds. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on the Funds' compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of January 31, 2000, and with respect to agreement of security and similar investment purchases and sales or maturities, for the period from December 31, 1999 (the date of last examination) through January 31, 2000:

  - Confirmation of securities held directly with the transfer agent (DST Systems, Inc.);

  - Confirmation of all securities and similar investments hypothecated, pledged, placed in escrow or out for transfer with brokers, pledgees and/or transfer agents;

  - Reconciliation of confirmation results as to all such securities and investments to the books and records of the Funds and the Custodian; and


MPLS:0006-0067677

                                   -{PAGE }-


  - Agreement of three investment purchases and two investment sales or maturities since our last examination from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, the Funds complied, in all material respects, with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2000, with respect to securities and similar investments reflected in the investment accounts of the Funds.

This report is intended solely for the information and use of the board of directors and management of the First American Strategy Funds, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                                  /s/ Ernst & Young LLP

Minneapolis, Minnesota
May 15, 2000


MPLS:0006-0067677

               Report of Management on Compliance with Rule 17f-2
                      of the Investment Company Act of 1940
                      -------------------------------------

May 15, 2000
We, as members of management of the:

  STRATEGY FUNDS - Strategy Aggressive Growth Fund, Strategy Growth Fund, Strategy Growth and Income Fund, and Strategy Income Fund

of the First American Strategy Funds, Inc. (referred to collectively as "the Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal control over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of January 31, 2000.

Based on this evaluation, we assert that the Funds was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2000, with respect to securities and similar investments reflected in the investment accounts of the Funds.

First American Strategy Funds, Inc.



By: /s/ Thomas E. Plumb
   ------------------------------------
    Thomas E. Plumb
    Chief Executive Officer
    Institutional Financial Services


MPLS:0006-0067677

               Report of Management on Compliance with Rule 17f-2
                      of the Investment Company Act of 1940
                      -------------------------------------

May 15, 2000

We, as members of management of the:

  MONEY MARKET FUNDS - Government Obligations Fund, Prime Obligations Fund, Tax Free Obligations Fund and Treasury Obligations Fund

of the First American Funds, Inc. (referred to collectively as "the Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal control over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of January 31, 2000.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2000, with respect to securities and similar investments reflected in the investment accounts of the Funds.

First American Funds, Inc.



By: /s/ Thomas E. Plumb
   ------------------------------------
    Thomas E. Plumb
    Chief Executive Officer
    Institutional Financial Services


MPLS:0006-0067677

               Report of Management on Compliance with Rule 17f-2
                      of the Investment Company Act of 1940
                      -------------------------------------

May 15, 2000
We, as members of management of the:

  FIXED INCOME FUNDS - Adjustable Rate Mortgage Securities Fund, Fixed Income Fund, Intermediate Government Bond Fund, Intermediate Term Income Fund, Limited Term Income Fund and Strategic Income Fund;

  TAX EXEMPT FUNDS - California Intermediate Tax Free Fund, Colorado Intermediate Tax Free Fund, Intermediate Tax Free Fund, Minnesota Intermediate Tax Free Fund, Minnesota Tax Free Fund, Oregon Intermediate Tax Free Fund and Tax Free Fund;

  LARGE CAP FUNDS - Balanced Fund, Equity Income Fund, Equity Index Fund, Large Cap Growth Fund and Large Cap Value Fund;

  MID CAP FUNDS - Mid Cap Growth Fund and Mid Cap Value Fund;

  SMALL CAP FUNDS - Micro Cap Value Fund, Regional Equity Fund, Small Cap Growth Fund and Small Cap Value Fund;

  INTERNATIONAL FUNDS - Emerging Markets Fund, International Fund and International Index Fund; and

  SECTOR FUNDS - Health Sciences Fund, Real Estate Securities Fund and Technology Fund

of the First American Investment Funds, Inc. (referred to collectively as "the Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal control over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of January 31, 2000.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2000, with respect to securities and similar investments reflected in the investment accounts of the Funds.

First American Investment Funds, Inc.



By: /s/ Thomas E. Plumb
   ------------------------------------
    Thomas E. Plumb
    Chief Executive Officer


MPLS:0006-0067677